Item 77.I - Terms of New or Amended Securities

The Universal Institutional Funds, Inc. - Small
Company Growth Portfolio


The Board of Trustees of The Universal
Institutional Funds, Inc. (the "Fund"), at a meeting duly convened and held on December 7-8, 2016, approved a Plan of Liquidation with respect to the Small Company Growth Portfolio (the "Portfolio"), a series of the Fund. Pursuant to the Plan of Liquidation, substantially all of the assets of the Portfolio will be liquidated, known liabilities of the Portfolio will be satisfied, the remaining proceeds will be distributed to the Portfolio's stockholders, and all of the issued and outstanding shares of the Portfolio will be redeemed (the "Liquidation"). The
Liquidation is expected to occur on or about April
28, 2017. The Portfolio will suspend the offering of its shares to all investors at the close of business
April 26, 2017. The
Fund announced this liquidation in a supplement to its Prospectus filed via EDGAR with the Securities and Exchange Commission on December 9, 2016
(accession number 0001104659-16-161435) and is
incorporated by reference herein.